QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[LETTERHEAD OF VINSON & ELKINS L.L.P.]

August 21, 2003

Pacific Energy Partners, L.P.
Pacific Energy GP, Inc.
Pacific Energy Group LLC
5900 Cherry Avenue
Long Beach, CA 90805-4408

Re:
Form S-3 Registration Statement

Ladies and Gentlemen:

        We have acted as counsel to Pacific Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), Pacific Energy GP, Inc., a Delaware corporation and the general partner of the Partnership ("GP Inc.") and Pacific Energy Group LLC, a Delaware limited liability company ("PEG"), in connection with the offering and sale (the "Offering") by the Partnership of up to 5,750,000 common units representing limited partner interests in the Partnership (the "Common Units") pursuant to the Underwriting Agreement dated August 19, 2003 by and among the Partnership, GP Inc., PEG and the underwriters named on Schedule I thereto (the "Underwriting Agreement"). We participated in the preparation of the registration statement on Form S-3 (SEC File Nos.: 333-107609, 333-107609-01, 333-107609-02, 333-107609-03, 333-107609-04 and 333-107609-05), filed on August 1, 2003, by the Partnership, PEG and certain subsidiaries of PEG, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and declared effective by the Commission on August 8, 2003 (the "Registration Statement"), pursuant to which the Common Units to be offered and sold in the Offering have been registered under the Securities Act. In connection with the Offering, a final prospectus supplement dated August 19, 2003 (the "Prospectus Supplement"), which together with the base prospectus filed with the Registration Statement at the time it became effective shall constitute the "Prospectus", has been filed pursuant to Rule 424(b) promulgated under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

        In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendment No. 1 dated August 1, 2003 (as amended, the "Partnership Agreement"); and (iii) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed.

        In connection with this opinion, we have assumed that all Common Units will be issued and sold in the manner described in the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

        Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that when the Common Units are issued and delivered by the Partnership in accordance with the terms of the Underwriting Agreement against payment of the consideration therefor provided for therein, then the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus under the caption "Description of Our Common Units—Limited Liability").

        The opinion expressed herein is qualified in the following respects:

  A.
  We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

  B.
  We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

  C.
  This opinion is limited in all respects to federal laws of the United States of America and the Delaware Revised Uniform Limited Partnership Act.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement or a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
VINSON & ELKINS L.L.P.
/s/ VINSON & ELKINS L.L.P.

QuickLinks

  Exhibit 5.1